UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2024

CARDINAL ETHANOL, LLC
(Exact name of registrant as specified in its charter)

Indiana	000-53036	20-2327916
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1554 N. County Road 600 E., Union City, IN 47390
(Address of principal executive offices)

(765) 964-3137
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01 Entry into a Material Definitive Agreement

Amendment No. 5 to the Ethanol Purchase and Sale Agreement with Murex LLC

On April 26, 2024, Cardinal Ethanol, LLC ("Cardinal Ethanol") entered into Amendment No. 5 to the Ethanol Purchase and Sale Agreement with Murex LLC ("Murex") for the purpose of marketing and distributing all of the ethanol we produce at our plant in Union City, Indiana. The amendment amends the Ethanol Purchase and Sale Agreement dated December 18, 2006, as amended. The amendment extends the term of the agreement, to be renewed thereafter automatically for one-year periods unless either party gives notice of non-renewal in accordance with the terms of the amendment. The amendment provides that Murex will provide and lease to Cardinal Ethanol a minimum number of tank cars for rail transportation and manage the tank car fleet on behalf of Cardinal Ethanol. Cardinal Ethanol will pay a monthly amount to Murex on or before the first of each month for each rail car leased.

Ethanol Purchase and Sale Agreement with Murex LLC

On April 26, 2024, Cardinal Colwich, LLC ("Cardinal Colwich"), a wholly owned subsidiary of Cardinal Ethanol, entered into an Ethanol Purchase and Sale Agreement with Murex for the purpose of marketing and distributing all of the ethanol we produce at the plant we acquired in Colwich, Kansas (the "Kansas Plant"). The initial term of the agreement begins on the date when ethanol produced at the Kansas Plant is available for delivery, to be renewed thereafter automatically for additional periods unless either party gives notice of non-renewal in accordance with the terms of the agreement. The agreement may be terminated due to the insolvency or intentional misconduct of either party, by Cardinal Colwich upon a material change in control as defined in the agreement or upon the default of one of the parties as set forth in the agreement.

Under the terms of the agreement, Murex will market all of our ethanol produced at the Kansas Plant unless we choose to sell a portion at a retail fueling station owned by us or one of our affiliates. Murex will pay to us the purchase price invoiced to the third-party purchaser less certain agreed-upon amounts. Murex has agreed to purchase on its own account and at market price any ethanol which it is unable to sell to a third party purchaser. Murex has promised to use its best efforts to obtain the best purchase price available for our ethanol. In addition, Murex has agreed to promptly notify us of any and all price arbitrage opportunities. Under the agreement, Murex will be responsible for all transportation arrangements for the distribution of our ethanol.

Co-Product Marketing Agreement with CHS Inc.

On April 12, 2024, Cardinal Colwich entered into a Co-Product Marketing Agreement with CHS Inc. ("CHS") for the purpose of marketing and distributing all of the distillers products we produce at our Kansas Plant. The initial term of the agreement commences as of the effective date, to be renewed thereafter automatically for additional periods unless either party gives notice of non-renewal in accordance with the terms of the agreement. The agreement may be terminated by mutual agreement, upon the default of one of the parties as set forth in the agreement, due to the bankruptcy or insolvency of a party or due to force majeure. In addition, CHS may terminate due to changes or events in the U.S. government or regulatory structure likely to cause conditions under which CHS would be unable to perform its obligations, if CHS is unable to secure adequate buyers having acceptable credit risk, or if the value of the distillers products significantly changes as a result of a change in government programs and the parties are unable to agree on a revised formula for determining the purchase price.

CHS will market our distillers products and we will receive the purchase price less certain agreed-upon amounts. CHS may purchase on its own account upon notice to us. In addition, CHS has agreed to promptly notify us of any and all price arbitrage opportunities. Under the agreement, CHS will be responsible for all transportation arrangements for the distribution of our distillers products.

Item 9.01 Financial Statements and Exhibits

(a)None.

(b)None.

(c)None.

(d)Exhibits.

Exhibit No.    Description

99.1	Amendment No. 5 to Ethanol Purchase and Sale Agreement between Cardinal Ethanol and Murex, N.A., dated April 26, 2024**
99.2	Ethanol Purchase and Sale Agreement between Cardinal Colwich, LLC and Murex LLC dated April 26, 2024**
99.3	Co-Product Marketing Agreement between Cardinal Colwich, LLC and CHS Inc. dated April 12, 2024**
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

**Confidential Information Redacted

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDINAL ETHANOL, LLC

Date: May 2, 2024	/s/ Jeffrey L. Painter
Jeffrey L. Painter, Chief Executive Officer
(Principal Executive Officer)